UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2013

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 250 Minnetonka, MN 55305
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 4, 2013, Lawrence B. Shapiro was appointed Chief Operating Officer of Silver Bay Realty Trust Corp., or the Company.
Mr. Shapiro, age 57, has served as Executive Vice President for Acquisitions for Silver Bay Property Corp. since its formation in December 2011. In this role, he led the acquisitions by the Company’s predecessor and the Company. He also expanded his responsibilities to manage the Company’s renovation activities starting in June 2013. From 2007 until joining Silver Bay Property Corp., Mr. Shapiro served as President of Provident Real Estate Advisors LLC, or Provident, where he led the acquisition, renovation, and leasing activities for funds managed by Provident that the Company acquired in connection with its initial public offering. From 1991 to 2000, Mr. Shapiro served as chief financial officer for Rotlund Homes, a residential home builder that previously traded on the American Stock Exchange. From 2006 to 2007, Mr. Shapiro served as chief financial officer of JMS Companies, a diversified real estate firm. Mr. Shapiro holds a Masters of Business Administration from the University of Wisconsin and a Bachelor of Science in Business degree in Accounting from the University of Minnesota.
There is no arrangement or understanding between Mr. Shapiro and any other person pursuant to which Mr. Shapiro was appointed Chief Operating Officer of the Company. There are no family relationships between Mr. Shapiro and any director or executive officer of the Company. Concurrently with the Company’s initial public offering on December 19, 2012, the Company completed a series of formation transactions, or the Formation Transactions, through which it acquired its initial portfolio of single-family properties from Two Harbors Investment Corp. and the owners of five entities managed by Provident. In his previous role as President of Provident, Mr. Shapiro earned a portion of the compensation received by Provident in the formation transactions in an amount equal to 102,000 multiplied by the closing price of the Company’s common stock on January 31, 2014. These amounts will be paid by Provident in 2014. In connection with the Company’s initial public offering, Mr. Shapiro participated in the directed share program, purchasing 2,000 shares of the Company’s common stock at the initial public offering price for an aggregate price of $37,000.
On December 4, 2013, Patrick Freydberg resigned as Chief Operating Officer of the Company to pursue other interests. In connection with Mr. Freydberg’s departure, Pine River Capital Management L.P., or Pine River, entered into a separation agreement dated December 9, 2013 with Mr. Freydberg. Pursuant to the terms of the separation agreement, Mr. Freydberg has agreed to release certain claims he may have against Pine River, the Company, and other released parties (as such term is defined in the separation agreement), and Pine River has agreed to pay Mr. Freydberg his base salary through December 31, 2013 and an additional amount equal to $314,905, $150,000 of which is attributable to his 2013 bonus and will be paid in December 2013 and $164,905 of which will be paid in the first payroll period that occurs more than forty-five days following Mr. Freydberg’s resignation. Pine River also agreed to pay premiums to continue Mr. Freydberg’s medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for three (3) months, commencing in January 2014. The Company will reimburse Pine River or its external manager, PRCM Real Estate Advisers LLC, for payments made to Mr. Freydberg pursuant to the separation agreement.
Item 7.01 Regulation FD
A copy of the press release dated December 5, 2013 announcing the appointment of Mr. Shapiro and the resignation of Mr. Freydberg is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for any other purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. This information shall not be deemed to be incorporated by reference into any filing of the registrant under the Securities Act of 1933 or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ TIMOTHY W. J. O’BRIEN
Timothy W. J. O’Brien
General Counsel and Secretary

Date: December 10, 2013